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                                                                    EXHIBIT 99.2

                                VOTING AGREEMENT

    VOTING AGREEMENT, dated as of February 4, 2001 (the "Agreement"), between the undersigned holder (the "Holder") of shares of the common stock, $0.10 par value (the "Company Common Stock"), of Scott Technologies, Inc., a Delaware corporation (the "Company"), and Tyco Acquisition Corp. XVIII (NV) ("Parent"), a
Nevada corporation and a wholly-owned subsidiary of Tyco International Ltd.
("Guarantor").

                                    RECITALS

    The Company, Parent and R2 Mergersub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement";
capitalized terms not otherwise defined herein being used herein as therein defined), pursuant to which Merger Sub would be merged (the "Merger") with and into the Company, and each outstanding share of Company Common Stock would be converted into the right to receive common shares, $0.20 par value ("Guarantor
Common Shares"), of Guarantor; and

    The Holder is the beneficial owner of the number of shares of Company Common
Stock and options or rights to acquire shares of Company Common Stock (such securities and any other securities of the Company hereafter acquired by the Holder, the "Subject Securities") set forth on the signature page to this Agreement; and

    As a condition of its entering into the Merger Agreement, Parent has requested the Holder to agree, and the Holder has agreed, to enter into this Agreement.

                                   AGREEMENT

    NOW, THEREFORE, the parties hereto agree as follows:

    1. AGREEMENT TO VOTE SHARES. Prior to the Termination Date (as hereinafter defined), at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder shall vote all Subject Securities that are voting securities and that it beneficially owns at the time of any such vote: (i) in favor of adoption of the Merger Agreement and (ii) against
(x) approval of any Acquisition Proposal made in opposition to or in competition with the Merger, (y) any merger (including, without limitation, an Alternative
Transaction), consolidation, sale of assets requiring stockholder approval, reorganization or recapitalization of the Company, with any other person other than Parent or its affiliates, and (z) any liquidation or winding up of the Company (each of the foregoing in this clause (ii) is hereinafter referred to as an "Opposing Proposal").

    2.  AGREEMENT NOT TO SOLICIT.  Prior to the Termination Date, the Holder
will not, and will use its reasonable best efforts not to permit any investment banker, attorney or other adviser or representative acting on its behalf or any other entity under its control to, directly or indirectly: (1) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in
Regulation 14A under the Securities Exchange Act of 1934, as amended (the
"Exchange Act")) with respect to an Opposing Proposal or otherwise encourage or assist any person in taking or planning any action that would constitute an
Opposing Proposal; or (2) initiate a stockholders' vote or action by written consent of the Company's stockholders with respect to an Opposing Proposal.
Notwithstanding the restrictions set forth in this Section 2, any designee or representative of Holder or any of its affiliates serving on the Board of
Directors of the Company may exercise his fiduciary duties in his capacity as a director or an officer with respect to the Company as opposed to taking action with respect to the direct or indirect ownership of the Subject Securities, and no such exercise of fiduciary duties shall be deemed a breach of, or a violation of the restrictions contained in this Agreement, provided that such fiduciary duties are exercised in accordance with Section 4.02 of the Merger Agreement.
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    3.  TRANSFER OF SECURITIES.  From and after the date hereof until the conclusion of the meeting at which the Company's stockholders vote on the adoption of the Merger Agreement and the Holder votes in favor of approval of the Merger and the adoption of the Merger Agreement (the "Meeting Date"), the
Holder will not effect a sale, exchange, pledge, disposition or other transfer or encumbrance (a "Sale") of any of the Subject Securities to or in favor of any person, unless, prior to any such Sale, such person shall have agreed in a writing, in form and substance reasonably acceptable to Parent, for the benefit of and delivered to Parent, to be bound by all provisions of this Agreement applicable to the Holder. Following the Meeting Date, the Holder shall not consummate a Sale to or in favor of any person, unless (i) such sale is made in the open market or (ii) prior to any such Sale, such person shall have agreed in writing, in form and substance reasonably acceptable to Parent, for the benefit of and delivered to Parent, to be bound by the provisions of Section 2
(Agreement Not to Solicit) of this Agreement.

    4. BINDING AGREEMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the Holder, and his heirs, estate, personal representatives and permitted assigns and Parent and its successors and permitted assigns.

    5. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the address or telecopy numbers specified below:

    If to the Holder, to the person at the address appearing on the signature
page beneath the Holder's name or to telecopier No.       .

    If to Parent:
    Tyco Acquisition Corp. XVIII (NV)
    One Tyco Park
    Exeter, NH 03833
    Telecopier No.: (603) 778-7700
    Attn: President

    With a copy to:
    Kramer, Levin, Naftalis & Frankel LLP
    919 Third Avenue
    New York, New York 10022
    Telecopier No.: (212) 715-8000
    Telephone No.: (212) 715-9100
    Attention: Abbe L. Dienstag, Esq.

    or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

    6. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    7. AMENDMENT. (a) This Agreement may not be amended or modified, except by an instrument in writing signed on behalf of each of the parties hereto.

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    (b) This Agreement may not be waived by either party hereto, except by an instrument in writing signed on behalf of the party granting such waiver.

    (c) This Agreement may not be assigned by any party without the prior written consent of the other party, and any assignment without such consent shall be void. The foregoing notwithstanding, this Agreement and the rights of Parent hereunder may be assigned to Guarantor or any direct or indirect wholly-owned subsidiary of Guarantor without the consent of the Holder.

    8. GOVERNING LAW/CONSENT OF JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto hereby irrevocably submits to the jurisdiction of any New York
State or Federal court sitting in the City of New York in any action or proceeding arising out of or related to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. Each party hereto hereby irrevocably consents to the service of process, which may be served in any such action or proceeding by certified mail, return receipt requested, by delivering a copy of such process to such party at its address specified in Section 5 or by any other method permitted by law.

    9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    10. TERMINATION. (a) This Agreement shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement according to its terms. The date and time at which this Agreement is terminated in accordance with this Section 10 is referred to herein as the "Termination
Date."

    (b) Upon any termination of this Agreement as provided in this Section 10, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's willful breach of this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement.

                     [This space intentionally left blank]

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    IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

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
                                                       TYCO ACQUISITION CORP. XVIII (NV)

                                                       By:
                                                            -----------------------------------------
                                                            Name: Mark H. Swartz
                                                            Title: Vice President

                                                       THE HOLDER:

                                                       By:
                                                            -----------------------------------------

                                                       Address: -------------------------------------
                                                       ---------------------------------------------
                                                       ---------------------------------------------

Number of Shares of Company Common Stock:
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